EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors:
Sheree Aronson
(714) 247-8290
sheree.aronson@amo-inc.com

Media:
Steve Chesterman
(714) 247-8711
steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES SETTLEMENT
WITH ALCON OF PATENT INFRINGEMENT SUITS

(SANTA ANA, CA), July 10, 2006 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global ophthalmic surgical devices and eye care products company, announced today that it has reached a settlement with Alcon, Inc., Alcon Manufacturing, Ltd. and Alcon Laboratories, Inc., resolving all pending patent infringement lawsuits between the companies on technologies used in ophthalmic surgery.

Under the agreement, which has an effective date of June 30, 2006, Alcon will pay AMO a lump sum of $121 million. The parties agree to dismiss all existing patent litigation and not to sue on the patents at issue, including the use of multiple viscoelastics in one surgical procedure. In addition, each company is granted a license to the patents covering its existing phacoemulsification equipment features, which allows them to market their current products without the threat of litigation.

The settlement resolves four pending patent lawsuits between the companies, including the December 2003 complaint filed against Alcon in the U.S. District Court for the District of Delaware for infringement of two AMO phacoemulsification patents for which a judge upheld a May 2005 jury decision of infringement by Alcon. Alcon had subsequently filed an appeal and motion for a new trial in connection with this judgment.

“We invest substantial resources and energies to develop new ophthalmic technologies and are pleased to bring these legal matters to a swift and successful close for the benefit of our stockholders and customers,” said Jim Mazzo, AMO chairman, president and chief executive officer.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages. Products in the cataract/implant line include intraocular lenses, phacoemulsification systems, viscoelastics, and related products used in cataract and refractive lenticular surgery. Products in the laser vision correction line include laser systems, wavefront diagnostic systems, microkeratomes and related products used in corneal refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Clariflex®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, STAR S4 IR™ laser vision correction system, WaveScan Wavefront® System, CustomVue™ procedure, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar® technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 3,600 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including Mr. Mazzo’s statements and those relating to the settlement. All forward-looking statements in this press release are based on estimates and assumptions and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to uncertainties associated with legal settlement agreements and the protections afforded by patents and trademarks. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2005 Form 10-K filed in March 2006. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8348.

# # #